UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 19, 2014

ACTIVISION BLIZZARD, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                              Entry into a Material Definitive Agreement.

On December 19, 2014, Activision Blizzard, Inc. (the “Company”), as the nominal defendant, entered into a stipulation of compromise and settlement (the “Settlement Agreement”) with respect to the litigation captioned In re: Activision Blizzard, Inc. Stockholder Litigation (the “Lawsuit”) relating to the Company’s repurchase of shares of its common stock pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) with Vivendi, S.A., then the Company’s majority shareholder (“Vivendi”), and ASAC II LP, an exempted limited partnership acting by its general partner, ASAC II LLC (together, “ASAC”).  Vivendi and ASAC are also party to the Settlement Agreement, as are certain former members of the Company’s board of directors (the “Board”) who were appointed to the Board by Vivendi, the members of the special committee of the Board formed in connection with the Company’s consideration of the transaction, the Company’s chief executive officer, Robert A. Kotick, the chairman of the Board, Brian G. Kelly, and the lead plaintiff, Anthony Pacchia.

For additional information regarding the Lawsuit subject to the Settlement Agreement, please see Item 1. “Legal Proceedings” in Part II of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2014, as filed with the Securities and Exchange Commission on November 4, 2014.

On December 23, 2014, the Court entered an order scheduling a hearing to be held on March 4, 2015 at 2:00 p.m., Eastern time, to, among other things, determine whether the settlement is adequate, fair and reasonable and whether the Settlement Agreement should be approved.

If the Settlement Agreement is approved:

•                 the Lawsuit will be dismissed with prejudice;

•                 the plaintiff, the Company, the class and every stockholder will release all claims against the defendants relating to the transactions consummated pursuant to the Stock Purchase Agreement;

•                 the defendants will release all claims against the Company’s stockholders, officers and directors, and the affiliates of them, relating to the institution, prosecution of and settlement of the Lawsuit (other than claims relating to the enforcement of the settlement);

•                 the defendants will pay an aggregate of $275 million to the Company, $67.5 million of which will be paid by Vivendi and the remaining $207.5 million of which will be paid by the remaining defendants or their insurers, up to $72.5 million of which will be paid to the plaintiff’s counsel (who may, in turn, pay up to $50,000 to the lead plaintiff);

•                 on or prior to July 31, 2015, the number of members of which the Board consists will be increased by two and, for so long as ASAC holds at least 5% of the Company’s common stock, the resulting vacancies will be filled by persons who are independent of, and unaffiliated with, ASAC and their affiliates (including Messrs. Kotick and Kelly);

•                 the stockholders agreement entered into among the Company, ASAC and, for the limited purposes set forth therein, Messrs. Kotick and Kelly will be amended to provide that, for so long as ASAC holds at least 5% of the Company’s common stock, Messrs. Kotick and Kelly must vote any shares of the Company’s common stock they beneficially own which, when aggregated with ASAC’s shares, represent shares of the Company’s common stock in excess of 19.9% of the Company’s common stock either (1) in a manner proportionally consistent with the vote of the shares of common stock not owned by them or ASAC or (2) in accordance with the recommendation, if any, of a majority of the members of the Board not affiliated with ASAC; the stockholders agreement currently obligates Messrs. Kotick and Kelly to vote any shares of the Company’s common stock they beneficially own which, when aggregated with ASAC’s shares, represent shares of the Company’s common stock in excess of 24.9% of the Company’s common stock in that manner.

Under the Court’s scheduling order, the Company is required to, no later than 60 calendar days prior to the scheduled hearing (i.e., by January 3, 2015), provide notice to the members of the class and the Company’s current stockholders, including by filing a copy of a notice of pendency and of settlement of action as an exhibit to a Current Report on Form 8-K (and, as such, the notice is filed herewith as Exhibit 10.2).

The foregoing summary of the Settlement Agreement is qualified in its entirety by reference to the complete text of that document, which is filed as Exhibit 10.1 to this Form 8-K and which is incorporated herein by reference.

Item 9.01.                              Financial Statements and Exhibits.

(d)  Exhibits

10.1                    Stipulation of Compromise and Settlement, dated as of December 19, 2014

10.2     Notice of Pendency and of Settlement of Action

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2014	ACTIVISION BLIZZARD, INC.

	By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stipulation of Compromise and Settlement, dated as of December 19, 2014

10.2	Notice of Pendency and of Settlement of Action